Exhibit 5.1

November 6, 2024

Thunder Power Holdings, Inc.

221 W 9th St #848

Wilmington, Delaware 19801

Re: Registration Statement on Form S-1 of Thunder Power Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to Thunder Power Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to an aggregate 17,616,408 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 762,475 shares of Common Stock issuable upon exercise of private placement warrants of the Company (the “Private Warrants”), (ii) 9,775,000 shares of Common Stock issuable upon exercise of public warrants of the Company (the “Public Warrants” and together with the Private Warrants, the “Warrants”), (iii) 7,078,933 shares of Common Stock held by certain shareholders of the Company, in each case, for the account of the persons listed as selling stockholders identified in the Registration Statement (the “Selling Securityholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Second Amended and Restated Certificate of Incorporation of the Company;

3.	the Amended and Restated Bylaws of the Company;

4.	the Amended and Restated Warrant Agreement, dated June 21, 2024, between Continental Stock Transfer & Trust Company and Feutune Light Acquisition Corporation;

5.	the Agreement and Plan of Merger, dated as of October 26, 2023, by and among Feutune Light Acquisition Corp., Feutune Light Merger Sub, Inc., and Thunder Power Holdings Limited;

6.	the First Amendment to Agreement and Plan of Merger, dated as of March 19, 2024, by and among Feutune Light Acquisition Corporation, Feutune Light Merger Sub, Inc., and Thunder Power Holdings Limited;

7.	the Forward Purchase Agreement, dated June 11, 2024, by and among Feutune Light Acquisition Corporation, Thunder Power Holdings Limited, Meteora Select Trading Opportunities Master, LP, Meteora Capital Partners, LP and Meteora Strategic Capital, LLC; and

8.	certain resolutions of the Board of Directors of the Company authorizing the transactions relating to the issuance of the shares of Common Stock and Warrants.

Thunder Power Holdings, Inc.

November 6, 2024

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The shares of Common Stock that have been issued to the Selling Securityholders have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable;

2.	The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon exercise of the Warrants in accordance with the terms of the Warrant Agreement and Amended and Restated Warrant Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP